EXHIBIT A

                           TO THE CUSTODY AGREEMENT
                           DATED DECEMBER 22, 1997
                                   BETWEEN
              THE BEAR STEARNS FUNDS AND CUSTODIAL TRUST COMPANY


                            The Bear Stearns Funds
                                  Portfolios


Alpha Growth Portfolio
High Yield Total Return Portfolio
Income Portfolio
International Equity Portfolio
Intrinsic Value Portfolio
Prime Money Market Portfolio
S&P STARS Opportunities Portfolio
S&P Stars Portfolio
Small Cap Value Portfolio
The Insiders Select Portfolio


Amended as of May 6, 2002